AZZ incorporated Reports Financial Results for the
First Quarter of Fiscal Year 2016

First Quarter Fiscal 2016 EPS of $0.77, up 32.8% compared to $0.58 in Fiscal 2015

First Quarter Revenues of $228.9 million, up $12.8 million or 5.9% over Fiscal 2015

Operating Margins Increases to 14.4% Compared to 12.9% in Fiscal 2015 on Improved Gross Margins and Lower SG&A Costs

AZZ Raises Previously Announced Fiscal Year 2016 Earnings and Revenue Guidance to EPS of $2.85 to $3.30 and Sales of $900 - $940 million

Anticipates Accretion from Recent Acquisition of $0.10 per Share for Balance of Fiscal 2016

Announces Quarterly Cash Dividend of $0.15 per Share

July 1, 2015 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended May 31, 2015.

First Quarter Results

Revenues for the first quarter of fiscal 2016 were $228.9 million compared to $216.1 million for the same quarter last year, an increase of 5.9%. Net income for the first quarter increased 33.5% to $19.9 million, or $0.77 per diluted share, compared to net income of $14.9 million, or $0.58 per diluted share, for the first quarter of fiscal 2015.

Earnings for the first quarter of fiscal 2016 were positively impacted by an improved gross margin of 25.9% compared to 25.6% in the first quarter of fiscal 2015, despite the challenging comparison year over year from insurance proceeds related to business interruption settlements. In the first quarter of fiscal 2015 these proceeds benefitted the Galvanizing Services Segment gross profit by $2.4 million, compared to $0.3 million in the first quarter of fiscal 2016.

Earnings were also positively impacted by a reduction in SG&A as a percentage of sales to 11.5% compared to 12.7% in the prior fiscal year. Additionally the effective tax rate fell to 31.7% in the current quarter compared to 37.0% in the first quarter of the prior year.

Incoming orders for the quarter were $215.2 million while shipments for the quarter totaled $228.9 million, resulting in a book to ship ratio of 94%. In the first quarter a year earlier, incoming orders were $200.2 million, resulting in a book to ship ratio of 93%. Our backlog at the end of the first quarter of fiscal 2016 was $318.9 million compared to backlog at the end of the prior year first quarter was $309.0 million. Approximately 33% of the backlog will be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the first quarter of fiscal 2016 were $137.0 million as compared to $130.5 million for the same quarter last year, increasing 5.0%. Operating income for the segment increased 31.5% to $18.0 million compared to $13.7 million in the same period last year. Operating margins for the first quarter were 13.1% as compared to 10.5% in the prior year period.

Galvanizing Services Segment

Revenues for the Galvanizing Services Segment for the first quarter were $91.9 million, compared to the $85.6 million in the same period last year, an increase of 7.3%. Operating income was $22.1 million as compared to $22.0 million in the prior period, an increase of 0.4%. Operating margins for the first quarter were 24.0%, compared to 25.7% in the same period last year. As mentioned earlier, segment operating income during the first quarter of last year included a $2.4 million gain from the insurance settlement related to the fire at our Joliet facility.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ incorporated, commented, “We are off to a good start in fiscal 2016. In addition to solid top- and bottom-line results we are particularly pleased with the opportunity to have acquired the six galvanizing facilities of U.S. Galvanizing from Trinity Industries at the start of our second quarter of fiscal 2016. With 42 galvanizing facilities, we continue to offer our customers a wide array of services and options tailored to their needs. We have also made the strategic decision to build a new galvanizing plant in Reno, Nevada. We believe this is an underserved geographical area that represents significant opportunity and we expect to be a leading provider of corrosion protection services in the near future. Our last “greenfield” facility was built more than 20 years ago in Goodyear, Arizona. We have every expectation that the Reno facility will be very successful in the coming years.”

“In the Energy Segment, WSI is now gaining traction as we have fully implemented our strategic reconfiguration of the business,” continued Mr. Ferguson. “Our business development efforts are paying off as we have gained new customers, and have renewed business with previous customers in the refinery sector. We also improved efficiencies as operating margins in our Energy Segment increased by 264 basis points during the first quarter compared to the same period last year. As we look ahead, in addition to the progress that we have made in the U.S., we believe that our industry leading products and services uniquely positions WSI to benefit from a number of outstanding international opportunities in the coming quarters. We still remain cautious, however, as we continue to experience a slight impact on a couple of our businesses due to lower oil prices and reduced rig count, and we will continue to monitor zinc prices and competition in Galvanizing. To counter potential headwinds, we remain focused on leveraging our sales teams across our Energy Segment in North America; continuing to expand internationally; driving operational excellence and continuing to grow the galvanizing business.”

Mr. Ferguson, concluded, “I am confident that fiscal 2016 will be a solid year and we are adjusting our guidance upward for fiscal 2016 EPS in the range of $2.85 to $3.30 per diluted share and revenues in the range of $900 million to $940 million, compared to our previously issued guidance of earnings of $2.75 to $3.25 per diluted share and revenues in the range of $875 million to $925 million. This is a direct result of our acquisition of U.S. Galvanizing and our expectation that it will provide accretion of approximately $0.10 in EPS for fiscal year 2016. We look forward to a solid 2016.”

Announces Dividend

AZZ also announced today that its Board of Directors has authorized a quarterly cash dividend in the amount of $0.15 per share on the company`s outstanding shares of common stock. The dividend is payable on July 27, 2015, to shareholders of record as of the close of business on July 13, 2015.

Conference Call

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2016 at 11:00 A.M. ET on Wednesday, July 1, 2015. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10067616, or for 30 days at http://www.azz.com/investor-relations.

About AZZ incorporated

AZZ incorporated is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended
	May 31, 2015	May 31, 2014
	(unaudited)	(unaudited)

Net sales	$228,888	$216,126
Costs of Sales	169,584	160,738
Operating Income	59,304	55,388

Selling, General and Administrative	26,419	27,541
Operating Income	32,885	27,847

Interest Expense	3,847	4,209
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(424)	(27)
Other (Income), net	307	(31)
Income before income taxes	29,155	23,696
Income Tax Expense	9,231	8,771
Net income	$19,924	$14,925
Net income per share
Basic	$0.77	$0.58
Diluted	$0.77	$0.58
Diluted average shares outstanding	25,862	25,739

Segment Reporting
(in thousands)

	Three Months Ended
	May 31, 2015	May 31, 2014
	(unaudited)	(unaudited)

Net Sales:
Energy	$97,206	$103,470
Galvanizing Services	85,105	77,541
	$182,311	$181,011

Segment Operating Income :
Energy	$9,805	$9,249
Galvanizing Services	20,337	18,699
Corporate	(7,049)	(6,837)
Total Segment Operating Income	$23,093	$21,111

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2015	February 28, 2015
	(unaudited)

Assets:
Current Assets	$357,934	$298,634
Net Property, Plant and Equipment	195,830	196,583
Other Assets, Net	437,396	441,697
Total Assets	$991,160	$936,914

Liabilities and Shareholders’ Equity:
Current Liabilities	$161,639	$149,142
Long Term Debt Due After One Year	344,821	315,982
Other Liabilities	47,443	51,738
Shareholders’ Equity	437,257	420,052
Total Liabilities and Shareholders’ Equity	$991,160	$936,914

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	May 31, 2015	May 31, 2014
	(unaudited)	(unaudited)

Net cash provided by operating activities	$4,722	$12,094
Net cash provided by (used in) investing activities	(6,208)	(5,820)
Net cash provided by (used in) financing activities	25,237	(8,447)
Effect of exchange rate changes on cash	(514)	256
Net increase (decrease) in cash and cash equivalents	$23,237	$(1,917)
Cash and cash equivalents at beginning of period	22,527	27,565
Cash and cash equivalents at end of period	$45,764	$25,648

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